EXHIBIT (h)(2)

                 THIRD AMENDMENT TO CO-ADMINISTRATION AGREEMENT

                       EFFECTIVE AS OF SEPTEMBER 17, 2003

         First American Funds, Inc., a Minnesota corporation (the "Fund"), is party to a Co-Administration Agreement dated October 1, 2001, as amended on June 5, 2002 and July 24, 2002, with and among U.S. Bancorp Asset Management, Inc., a Delaware corporation ("USBAM"), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS" and, together with USBAM, the "Administrator").

         WHEREAS, the parties originally entered into a Co-Administration Agreement (the "Agreement") on October 1, 2001, for the Administrator to provide administrative and other services to the Fund and its separate portfolios ("funds");

         WHEREAS, the parties agreed to an amendment of the Agreement as of June 5, 2002;

         WHEREAS, the parties agreed to a second amendment of the Agreement as of July 24, 2002; and

         WHEREAS, the parties have, as of the Effective Date first set forth above, agreed to this Amendment as a result of recent regulatory changes codified under the Section 326 of the Understanding and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA PATRIOT Act").

NOW THEREFORE, the parties agree as follows:

         1. The following paragraph shall replace the last paragraph under Paragraph (B) of Article 2: "The Administrator has and will maintain all registrations required under applicable law in order for it to perform such transfer agency services and maintains and will maintain such records as are required under applicable law in connection with the provision of such services. Although USBAM and USBFS are both authorized to provide transfer agency and dividend disbursing services for the Fund, USBFS is the named transfer agent for all reporting and record keeping purposes under applicable law. As named transfer agent, USBFS is responsible for the implementation and operation of certain anti-money laundering compliance functions."

         2.       The following shall replace Paragraph (D) of Article 2:

         (D) Anti-Money Laundering Program. USBFS, as named transfer agent for the Fund, has established and implemented an anti-money laundering program reasonably designed to prevent the Fund from being used to launder money.


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                  (1)      Policies and Procedures. USBFS has implemented
                           policies, procedures, and internal controls that achieve compliance with the applicable provisions of the Bank Secrecy Act ("BSA") and are reasonably designed to detect activities indicative of money laundering, including but not limited to detection of the following transactions:

                  o An investment in a fund by check or checks drawn on the account of a third party or parties unrelated to the investor;
                  o An investment in a fund by one or more wire transfers from an account of a third party or parties unrelated to the investor;
                  o Frequent wire transfer activity to and from a cash reserve account, coming from or sent to the same bank;
                  o Payments that indicate structuring occurring at another financial institution, such as large amounts of sequentially numbered money orders or travelers checks or cashiers checks in amounts under the $10,000 currency reporting threshold;
                  o Large deposits with relatively small fund investments;
                  o Frequent purchases of Fund shares followed by large redemptions; and
                  o Transfers to accounts in countries where drugs are known to be produced or other high-risk countries.

                  USBFS will file all reports that are required by law or regulation in order to report certain types of transactions. USBFS will also analyze the money laundering risks posed by particular omnibus accounts based on a risk-based evaluation of relevant factors. In addition, USBFS will follow its procedures to prohibit transactions with individuals, entities or jurisdictions identified on any list of known or suspected terrorists or on the Treasury's Office of Foreign Assets Control ("OFAC") List.

                  USBFS agrees that federal examiners will have access to information and records relating to its anti-money laundering program and consents to any inspection authorized by law or regulation in connection thereof.

                  USBFS will amend its anti-money laundering program as necessary to reflect future implementing regulations applicable to the Fund.

                  (2) Customer Identification Program ("CIP"). USBFS has implemented risk-based procedures designed to ensure that the Fund verifies the identity of new customers to the extent reasonable and practicable, including but not limited to:

                  o Procedures for opening an account that specify the identifying information that will be obtained with respect to each customer prior to opening an account;


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                  o        Procedures for verifying the identity of the customer
                           within a reasonable time after the account is opened;
                  o Procedures for making and maintaining certain records relating to the identification and verification of customers;
                  o Procedures for determining whether the customer appears on certain lists of known or suspected terrorists or terrorist organizations; and
                  o Procedures for providing mutual fund customers with adequate notice that the mutual fund is requesting information to verify their identities.

                  USBFS will certify annually to the Fund that it has implemented an anti-money laundering program and will perform the specified requirements of the Fund's CIP.

                  (3) Training. USBFS will provide ongoing training to employees that is relevant to their functions, including but not limited to BSA requirements. The level, frequency, and focus of the training will be determined according to the responsibilities of the employees. Training will be provided whenever employees, including new employees, assume duties that bring them in contact with BSA requirements or potential money laundering activities. The ongoing training program will include periodic updates and refresher courses regarding the anti-money laundering program.

                  (4) Quarterly Reports. USBFS will report to the Fund Board of Directors, at least quarterly, any anti-money laundering compliance exceptions, including the resolution of such exceptions. Summary reports will include but not be limited to "OFAC hits" and any Suspicious Activity Report filings.

                  (5) Inspection. USBFS agrees that federal, state and other self-regulatory organization examiners will have access to information and records relating to any anti-money laundering activities performed by USBFS for the Fund, and USBFS consents to any inspection authorized by law or regulation in connection thereof.

                  (6) Annual Audit. USBFS agrees to an annual independent audit of its anti-money laundering program. Any recommendation resulting from such review will be promptly implemented or submitted to the Fund's Board of Directors for consideration.


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         IN WITNESS WHEREOF, the parties have signed this Amendment, to be effective as of the Effective Date set forth above. All signed copies of this Amendment shall be deemed to be originals.

FIRST AMERICAN FUNDS, INC.            U.S. BANCORP ASSET MANAGEMENT, INC.


BY  /s/ Jeffery M. Wilson             BY  /s/ Jeffery M. Wilson
    ---------------------                 ---------------------
NAME: Jeffery M. Wilson               NAME: Jeffery M. Wilson
TITLE: Vice President                 TITLE: Senior Vice President

U.S. BANCORP FUND SERVICES, LLC

BY  /s/ Joe D. Redwine
    ---------------------
NAME: Joe D. Redwine
TITLE: President


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